Exhibit 5.1

February 13, 2009

Board of Directors

ARCA biopharma, Inc.

8001 Arista Place, Suite 200

Broomfield, CO 80021

Ladies and Gentlemen:

We are acting as counsel to ARCA biopharma, Inc., a Delaware corporation (the “Company”), in connection with its Post-Effective Amendment No. 1 on Form S-8 to Form S-4, (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 722,686 shares of the common stock, par value $0.001 per share, of the Company (the “Shares”) issuable pursuant to options assumed by the Company that were previously granted under the ARCA Discovery, Inc. 2004 Stock Incentive Plan, as amended (the “Plan”), which options were assumed by the Company pursuant to that Agreement and Plan of Merger and Reorganization, dated as of September 24, 2008, by and among the Company, Dawn Acquisition Sub, Inc. (“Merger Sub”) and ARCA biopharma Colorado, Inc., formerly ARCA biopharma, Inc. (“ABI”), as amended by that Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated October 28, 2008, by and among the Company, Merger Sub and ABI. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors

February 13, 2009

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan and the award agreements thereunder and (iii) receipt by the Company of consideration for the Shares specified in the applicable resolutions of the board of directors of ABI or a duly authorized committee thereof, the Plan and the award agreements thereunder, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.